Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Riley Exploration Permian, Inc. for the year ended December 31, 2025, of our report dated January 16, 2026, with respect to estimates of reserves and future net revenue of Riley Exploration Permian, Inc., as of December 31, 2025, as well as to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255104) and Form S-8 (No. 333-253750 and No. 333-271415) of Riley Exploration Permian, Inc.

Ryder Scott Company

	By:	/s/ Ryder Scott Company, LP
Ryder Scott Company, LP

Denver, Colorado
3/4/2026